Exhibit 10.14

[This document has been translated into English from the original document, which is in French.]

FACTOCIC

DEVELOPMENT FACTOR

Head office: Tour Facto – 92988 Paris La Défense Cedex   Telephone: 01 46 35 74 00 Fax: 01 46 35 69 21

General conditions

Factoring contract no.: 24283

Company stamp:

[stamp]

CXR ANDERSON JACOBSON	Rue de l’omette 28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706

Limited company with capital of €7,680,000 RCS NANTERRE B 380 307 413 - Financial Company approved by the Credit Establishments Committee

AMENDMENT No. 1 TO FACTORING CONTRACT No. 024283

Agreed between the company: CXR ANDERSON JACOBSON
SAS with capital of €1,350,000.00
Head office: Rue de l’ornette – 28410 ABONDANT
RCS: 785 754 706 001 39	hereinafter referred to as the Company;
and: FACTOCIC
FACTOCIC, a limited company with capital of €7,680,000.00
Financial company approved by the Credit Establishment Committee
Head office: Tour Facto 92988 PARIS LA DEFENSE CEDEX
RCS NANTERRE B 380 307 413	hereinafter referred to as the Factor;

The company wished to obtain certain contractually scheduled services from the Factor, in particular the funding of its invoices (with the exception of any insolvency guarantee) during the rebilling time-limit set out in Article L 341-18 of the Monetary and Financial Code, the aim of this amendment is to organize the parties’ relationships for cases where rebilling would be exercised;

It is expressly agreed that no transferred credit will be covered by credit guarantee or insurance while the rebilling time-limit has not expired and even more so if this faculty is exercised: once this time-limit is passed and complying with Article 2-2 of the general conditions, any guarantee will retroactively cover up to its date of delivery; the existing outstanding amount in the Factor’s accounts.

Exercise of the rebilling faculty by the company will not call into question the subrogation occurred for the Factor against payment in the current account.

The price of intervention of the Factor, paid in case of rebilling, will be 25 EUROS per invoice transferred between the date of signing of the contract and the date of receipt by the Factor of the rebilling form appended to this contract, duly completed and signed by the Company.

From exercise of its right to rebilling, the Company must reimburse without delay the debit balance released by the global position of the factoring accounts and sub-accounts.

A repayment request will not bring revocation of the rights of subrogatee held by the Factor, who, as long as s/he has not been paid, will be bound to act counter to any debt transferred and/or of the Company.

During closure of the accounts, the guarantee funds will be credited into the current account and the balance noted should be paid by the Factor to the Company if s/he is the creditor and by the Company to the Factor if the balance is in debit.

Duration of the amendment

This amendment will take effect from the date of signing of the contract and will transfer its effect particularly in the case of non-exercise, within the legal time-limit, of the rebilling stated in Article L 341-16 of the Monetary and Financial Code.

Completed in two copies in Paris La Défense, on

THE COMPANY  20                    September 2010                               THE FACTOR

Stamps and authorized signatures

[stamp]

CXR ANDERSON JACOBSON	Rue de l’omette 28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706

AVA	GN03

Factoring Contract General Conditions

Article 1: Subject - Field of application

1-1      Services of the Factor – Exclusivity – In the conditions defined above, and for all of the commercial and professional debts of the Company, pertaining to the field of application specified in the special conditions, the Factor ensures their payment against subrogation, by inscription in the current account, the financing of the debts guaranteed by anticipation of their collection, keeping of the accounts of its clients (hereinafter called Purchasers). Their guarantee against the financial failures of their private Purchasers, their current recovery and their collection, In return, the Company is bound to transfer, exclusively to the Factor, ownership of the debts concerned and is prohibited from completing or executing any agreement conferred upon third parties of the rights of these debts.

1-2      Globality – This contract applies, unless stipulated to the contrary, to all of the debts which correspond to closed sale of goods delivered or to provisions of services rendered by the Company complying with the orders received

1-3      Exclusions – The billings are excluded from the field of application:

a) Intermediaries within the scope of company or similar contracts or – the payment of which, even after receipt without reservation – is subordinated to observation of execution of an obligation of result.

b) Relating to the services or provisions undertaken by a subcontractor.

c) Issued to the Purchasers who are also suppliers or with which the latter holds dependency or interdependency reports (the latter case is particularly aimed at who would have direct or indirect financial links with the company or with common de facto or de jure directors).

The respect of these exclusions is the responsibility of the Company, the Factor not having to control their application.

Article 2 – Guarantee against the risk of insolvency

2-1      Benefit – To benefit from this guarantee, the company must obtain prior agreement from the Factor on a tax inclusive outstanding amount for each of its private Purchasers. The Factor supports within the limit of the guarantees in force the charge of the debts in case of non-payment exclusively linked to insolvency of the Purchasers. This insolvency is recorded by opening of a procedure of recovery or of legal liquidation. From the moment the debit is not contested and subject to respect by the Company of the obligations placed under its responsibility by this contract, the Factor’s guarantee will be implemented. However, if subsequently to the payment by the Factor, the debt was, in whole or in part, rejected by a legal decision, the Company is bound to repay it without delay in principal and interests.

2-2      Definition – Coverage – The guarantee processes should be undertaken by using the Telematic Services of the Factor in accordance with the conditions appearing in the special conditions and modalities described in the Customer’s guide given to the Company. The answers will be sent to the Company by all telematic means and confirmed by sending of a monthly summary document. Apart from mention of a date of coming into effect, any guarantee retroactively covers up to its date of issue, the existing outstanding amount in the Factor’s accounts.

2-3      Exceptions – the Company remains of the payment of the debts transferred in the aforementioned cases.

a) absence of Guarantee or outstanding exceeding the Guarantee amount, within the limit of the overspend observed on the date of the failure of the Purchaser or, if it is prior to it, on the date of revocation of the Guarantee.

b) default of payment on the due date of a guarantee debt, based on an exception drawn from its reports with the Purchaser, or with the third-parties, or difference on collection resulting in a change loss.

c) debts outside of the field of application or for which the Company receives another Guarantee granted by an insurance company or a credit company authorized to practice in France.

d) franchises stipulated with special conditions particular accordingly of their amount.

2-4      Evolution of Guarantees – The Factor may, at any time, notify the Company of evolution of the Guarantees – and in particular their increase and their reduction – with immediate effect but without retroactivity except for the increases.

2-5      Collections -   Any amount credited to factoring accounts (where the outstanding amount of the transferred credits are recorded) in the Factor’s books allocated by priority on the guaranteed outstanding amount. As determined by the renewal effect, the debts exceeding the outstanding ceiling will therefore be covered, gradually by the effective collections, according to their due dates. The renewal effect no longer comes into play when the guarantee is revoked. It is limited to the new amount in case of reduction.

2-6      Recoveries – after revocation of a Guarantee or in case of insolvency of the Purchaser, any recovery of any kind obtained by either party, is charged au pro rata on the guaranteed outstanding amount and not guaranteed in the Factor’s accounts. The Guarantees being issued inclusive of tax, the Company is bound to reverse to the Factor the recoverable VAT amount, and this, au prorate of the guaranteed outstanding. This repayment will intervene from receipt of a document attesting to the non-recoverability of the debt or on the date of judgment sanctioning the recovery plan and deciding on continuation of activity or declaring legal liquidation of the Purchaser.

2-7      Contestation – in case of contestation of the amount of the Guarantee, the Company should produce in support of its request any document from the Factor attesting to the validity of the Guarantee.

Article 3: Transfer of the debts

3-1      Time-limit – the Company is bound to transfer its debts before their due dates and at the latest, thirty calendar days after the issue date of the invoices.

3-2      Subrogation – in return for the payments of the Factor by registering the credit in the current account, the Company subrogates it within all the rights and actions attached to the debts, complying with Article 1250 of the Civil Code. The Factor remains the sole holder of any transferred debt, even in the case of debit in the current account and this up until it has been effectively repaid. The Company must set up a subrogative receipt complying with the formula approved by the Factor and attaching to it in particular a copy of the invoices as well as details of the discount on the appended list or any other justification agreed between the parties.

3-3      Validity – The Company vouches for the legal effectiveness of each of the subrogative receipts and in particular the existence and validity of the debts as well as the opposability of their transfer, with regards to the Purchasers as well as other third-parties in such a way that the subrogation is not in any way, deprived of effect, in fact or in law.

3-4      Information from the Purchasers – The Company must, from signing of this contract, inform its Purchasers of it by a letter the wording of which must be subject to the Factor’s approval. It must insert in the same body of the invoices a mention focusing on the special conditions indicating, due to the subrogation, only a payment from the Factor is released.

The Factor is authorized by operation of law and at any time to notify the purchasers and any other third-parties of the existence of this contract and its quality as subrogatee.

3-5      Seizures – When the debts transferred to the Factor are the subject of seizures (or of any equivalent procedures) at the request of a third-party presenting itself as a Company debtor,

•                  in the hands of a Purchaser

•                  in the hands of the Factor

The latter will be able to, as a total withdrawal/release of it not being notified, to transfer the available amount from the current account to credit an escrow account, and this accordingly for the total amount of seizure.

This faculty also concerns the available amount observed after each subrogated prior payment of seizures.

3-6      Contracts – Before any invoicing within the scope of a contract, the Company is bound to transfer to the Factor, in application of articles L 31 3-23 to L 31 3-34 of the Monetary and Financial Code the contract, within the scope of which the invoice is to be issued, and to give a copy of the private contract to it or the sole copy of the public contract.

Article 4 – Disputes – direct payments – Credit notes

4-1      Contestation of debts (disputes) – In case of contestation by a Purchaser refusing to pay the Factor all or part of a transferred debt, this debt will be known to be contentious accordingly. It will be a case of exceptions inherent to the debt such as notably non-compliance (qualities, quantities, time-limits) of the goods or services provided in respect of the order, with external exceptions to the debt, for example in particular compensation, opposition.

Each party is bound to inform the other one, as soon as possible, of any contestation of this type brought to its knowledge.

4-2       Processing of the contested debts – From issue of a notice of dispute by the Purchaser or the Factor, the Company has, for its part, a maximum time-limit of thirty calendar days to obtain from the Buyer what it pays the Factor.

Failing that, the Factor will be able to debit the current account of a sum at least equal to the amount of this debt, to credit an escrow account, or to credit the factoring account recording the outstanding of the transferred debts to revoke the subrogation accordingly of the available amount.

The time-limit stated in the two previous paragraphs becomes non applicable as soon as the contestation focuses on the very existence of the debt (absence of order or of delivery) or that this debt is contested within the scope of a legal action.

4-3      Direct payments – When the payment means are sent directly to the Company as payment for transferred debts to the Factor, the latter, which can only receive them in the quality of depository of the Factor, must, from receipt, return them to it.  Failing that, the latter will be able to debit the current account, due at concurrence, and without prejudice to any other recourse.

4-4      Compliant credit notes – The Company is bound not to modify the extent of the rights attached to a transferred credit without the Factor’s agreement. This agreement is assumed in case of issue, within the scope of current business management, of credit notes complying with the usual practices. In all cases, it is bound to send to the Factor, from their issue and at the latest within five working days, the totality of the credit notes pertaining to the transferred debts.

4-5      Non-compliant credit notes – Credit notes not complying with the usual practices (the issue of credit notes significantly affecting the transferred debts does not for example constitute complying with the usual practice) or issued in fraud of the rights of the Factor, will be acknowledged as non-invocable to it even in the case where they would have been the subject of a credit with the factoring account recording the outstanding of the transferred debts. Without prejudice of any recourse against the Company, it will in particular be for non-motivated credit notes, while waiting for written justification and for those followed by rebilling issued with no mention of the subrogation for the Factor.

Article 5 – Duty of information – The Company must inform the Factor as soon as possible of any acts or events likely to affect the rights of the latter over the transferred debts. In case of characterized or reiterated lack by the Company of its information obligations, the Factor will be able to declare the loss of right of all guarantees issued on the outstanding amounts of the transferred debts and to claim repayment of the losses sustained.

The Company acknowledges to the Factor as well as to any person designated by it, the right to obtain communication of all documents to ensure the respect of the contractual obligations. It is bound to facilitate for the Factor exercise of this right and to send to the Factor, within the legal time-limits, its statement, certified by its auditors in cases stipulated by the law, as well as the appended documents.

Article 6 – Current accounts

6-1      Agreement – The sums paid by the Factor in virtue of this contract and those which are due to it, for any purpose whatsoever, by the Company will enter into the current account. The reciprocal debts, related indivisible, will be expressed in items of credit and debit and will there be compensated between them when they are payable. Il will be the same case of opening of sub-accounts of the current account to facilitate monitoring of the operations.

6-2      Balance – The current account and its sub-accounts form an indivisible whole, it is the general balance of the single account after compensation of the debits and the credits, which will be considered at any time – and in particular after cessation of the factoring operations. – like the balance of the current account.

6-3      Overdraft – The current account does not include overdraft authorization. Any debit balance is immediately payable without a demand for payment being required and bearing interest even after its closure, at the rates of the Special Financing Commission (SFC), up until full repayment.

6-4      Operations – The current account will be credited in particular with the amounts of transferable bills, payments to the order of the Company that the Factor will collect in its quality of proxy as well as bank transfers coming from the sub-accounts to the current account. It will be debited from the Company direct debits, the sums transferred to the sub-accounts, as well as all of the sums due par the Company to the Factor, particularly in respect of this contract and any other contracts or operations.

6-5  Statements – The monthly account statements are acknowledged as being definitively accepted by the Company, unless there is written and relevant contestation within the thirty calendar days following their stop date.

6-6      Payment – Any debit of a debt is not valid as payment if the present current account before this entry or credit balance at least equal to the amount of the debit.

6-7      Closure – After termination of the contract and complete of the operations, the current account will be closed and its balance, if it is in credit, paid back to the Company.

Article 7 – Guarantee funds

7-1      Subject – This is a sub-account of the current account with the objective of guaranteeing to the Factor exercise of its contractual recourses in respect of the acknowledged or potential non-values, such as in particular the credit notes issued or requested, direct payments, disputes, deferred discounts, delay on credits financed and non Guaranteed. Its balance may not be lower than a certain quota of the outstanding of the transferred debts and at a minimum threshold. This quota was calculated in accordance with the items brought to the Factor’s knowledge during the study on entry into relation. It will later be minified in case of significant variation of the items and especially a modification of the percentage of recognized and potential non-values.

7-2      Constitution – It is supplied by direct debits on the available amount while subrogatory payments. The adjustments to the reduction are the subject of a credit in a current account.

7-3      Use - The Factor may withdraw on this account the necessary amounts to cover a debtor position of the current account. In the same case, the quota and/or the contractual threshold are immediately rebuilt. On closure of the accounts between the parties, the balance is transferred to the credit of the current account.

Article 8 – Escrow accounts

These are sub-accounts of the current account where the subrogatory payments are transferred corresponding to non-financed debts, when waiting for their collection. They can be opened to facilitated monitoring of each type of operation such as in particular debts covered by the ceiling of guaranteed outstanding amounts the payment of which at term is not attested by a justification, available values after in case of seizure or opposition. These amounts will be transferred to the current account as soon as the operation concerned is put in order.

Article 9: Management of Purchasers’ accounts

9-1 – Current recovery – As it remains holder of the transferred debts, the Factor or its proxy with the sole quality to undertake management of their recovery and their collection. It holds the accounts pertaining to it, grants or refuses the reports, prorogations or arrangements, with or without discounts, requested by the Purchasers. Subject to their effective collection, it carried the payments for the factoring account. The Company is bound to lend its competition to the Factor and to give it in particular all documents, correspondences and special proxies as required. For the non-guaranteed fraction of the transferred debts, the Factor does not bear the costs and fees of contentious recovery after their due date. If it undertakes it in advance, it will by operation of law debit them to the current account.

9-2 Mandate – For it to enable collection without delay the payment instruments received from the Purchasers, the Company gives mandate to the Factor to appose there any mention and necessary signature.  If it acknowledges that the payments to its order did not concern the transferred debts, the Factor will be repute for having collected them as a proxy and this, even after fulfillment of the contract. These collections will be, subject to correct execution, credited into the current account.

9-3 Ownership reserve – For the sales completed with property reserves, the Factor is not held to claim, unless on written request from the Company and accepted by the Factor.  This claim will be undertaken at the Company’s cost. In case of a claim, the Company is bound to provide every assistance especially for identification and recovery. For the goods and repurchase of the recovered goods for a price which will not be lower than two-thirds of the amount initially billed. In any case, the Company cannot oppose the Factor the risk charge in case of loss or destruction of the item sold. The mandates set out in this article are stipulated in the common interest of both parties.

9-4 Late penalties and interests – With a view to maintaining management of its business relations with its clientele, the Company expressly reserves the right to override or abandon any late penalties and all late interests which will be due by its Purchasers for the debts factored and to undertake accounting of them in its books. To do so, it will be up to the Company to factor its accounts by any means available to it. The debts corresponding to the late penalties and/or interests are excluded from the field of application of the factoring contract.

Article 10: Compensation of the Factor

10-1 Factoring commission – In respect of its services, the Factor will receive commission calculated on the tax inclusive amount of the transferred invoices, its rate is, like the annual minimum, specified in the Special Conditions. The accumulated amount of the factoring commissions received in a calendar year will not in any case be lower than the minimum annual amount. At the start of the second calendar half-year, the Factor will be able to withdraw, if there is one, the difference between the accumulation of the factoring commissions deducted since the start of the year and half of the annual minimum. In case of termination on the Factor’s initiative, the minimum amount set out above is only due for the six months current on expiration of the time limit of the notice. In all other cases, termination without notice or on the Company’s initiative, the annual minimum becomes payable immediately from notification of termination of the contract.

10-2 Evolution – The parameters which determine evolution of the factoring commission rates are renowned for being set in constant Euros. They will thereby be revalued on the 1st of January and the 1st of July of each year in accordance with evolution of the Consumer Price Index (CPI), Services heading (Identifier: 4009E). The references and revision index will be respectively the last index published on date of signing of the contract and the last index published before each revision,

In either of the following cases;

•                  Modification affecting the composition and/or definition of the CPI index or of the rate in which the special financing commission is set out below.

•                  Disappearance of this index or of the rate and substitution of a rate or index of the same type or equivalent, modification affecting the body publishing it or the modalities of publication, following in particular passage to the single European currency, the index or rate issued from this modification of this substitution will apply by operation of law.

10-3 Financing commission – In respect of the amounts it is funding, the Factor receives a special commission (CSF) the annual rate of which varies according to evolution of a reference rate agreed between the parties. Unless stipulated to the contrary, it is the Factor’s reference rate. This rate will vary in such a way that it will never exceed the arithmetical average of the base rates of the CIC increased by a half-point (fifty base points). From issue of the Factor’s checks or payments, this commission is provisionally estimated and in accordance with the average due date of the debts. Its definitive amount is liquidated on the date of effective collection of the debts. At the end of each month, after taking into account the dates of value applied to collections and payments, a CSF discount is established, its net debit balance of any deductions is brought to the debit of the current account. The value dates, which the Company acknowledges it is aware of, are only the CSF’s calculation modalities, this disposition forming an indivisible whole with the other clauses of the contract.

10-4 Promissory notes – Subscription by the Factor, at the Company’s request, of promissory notes, will result in the collection of a commission calculated prorate temporis depending on the due date of the promissory note.

10-5 Taxes – The Company is liable for the taxes it is subject to, on the date of their realization, the operations processed in virtue of this contract.

10-6 Collection or transfer costs – the collection or transfer costs will be borne in full by the Company by way of debit of its current account.

Article 11: Confidentiality – Substitution

11-1 – Confidentiality – All information sent by the Factor, particularly Guarantees and their modifications, is confidential. The Company is bound not to divulge it directly, or via a third party. Any breach could result in termination of the contract and in the Company entering into third party liability.

11-2 – Substitution – Unless there is an agreement in writing from the Factor, the Company cannot, in any form whatsoever, be substituted by a third party for execution of the obligations it is responsible for by this contract.

Article 12 – Duration – Termination

12-1 – Duration – Unless stipulation to the contrary in the special conditions, this contract, completed without a duration limit, comes into effect on the date of signing. Subject to three months’ notice, each party may terminate it at any time by notifying the other party of its decision by registered letter with proof of receipt.

12-2 – Termination by the Factor – The Factor may terminate the contract without notice in the following cases:

a) non-respect by the Company of its obligations in respect of the contract,

b) appointment of a provisional administrator, closing down of business, cessation of payments from the Company or amiable liquidation, recovery or legal liquidation against it.

SPECIAL CONDITIONS OF FACTORING CONTRACT No. 024283

Completed between the Company:
CXR ANDERSON JACOBSON
SAS with capital of €1,350,000.00
Head office: Rue de l’ornette – 28410 ABONDANT
RCS: 785 754 706 001 39	hereinafter referred to as the Company;

and:

FACTOCIC
Factocic, a limited company with capital of €7,680,000.00
Financial company approved by the Credit Establishment Committee
Head office: Tour Facto 92988 PARIS LA DEFENSE CEDEX
RCS NANTERRE B 380 307 413	hereinafter referred to as the Factor;

This contract is comprised of special conditions and general conditions of the factoring contract of the Factor (referenced FC 3007.01.03) numbered from 1 to 15 and appended to this document, which the Company acknowledges it is fully aware of.

This is a factoring contract with notification of subrogation for the Factor to the Purchasers. Furthermore, the Factor entrusts the Company, in the conditions defined below, mandate of recovery of the transferred debts.

Article 15: Field of application

Sales and services invoiced to the Purchasers location in Metropolitan France.

Any transfer of debts to a determined Purchaser results in an obligation for the Company to transfer to the Factor all of the debts that it holds or will hold on this Purchaser.

The maximum credit duration granted by the Company to its Purchasers will be 120 calendar days.

Article 17 – Frequency of discounts – Justifications – Legal obligation – Indicative payment clause – Subrogation advertising.

Article 17-1: Frequency of discounts

The discounts will be taken at a maximum 4 times a month with sending of the originals of the invoices to the Purchasers by the Company or the Factor in case of revocation of the mandate.

Article 17-2: Justifications

The following justifications will have to be made available from the Factor to the Company: the public and private contracts and the purchase orders and the accepted quotes and the order confirmations and the signed delivery notes, and the collection notes signed by the transporter.

The wording of this note which must appear on the invoices is as follows: “To be released, your payment must be made directly for the order of FACTOCIC – TOUR FACTO 92988 PARIS LA DEFENSE TEL: 01 46 35 74 00 RIB 11978 00001 02428310090 78 – who receives it by subrogation within the scope of a factoring contract and should be informed of any claim relating to this debt”.

Article 17-3: Legal obligation – New Economic Regulations – TRACFIN –

Invoices with an amount greeter than or equal to 150,000.00 should be subrogated to us by a subrogative receipt isolated and identified to which is attached a copy of the invoice the public or private contracts and the purchase orders and the accepted quotes and the order confirmations and the signed delivery notes, and the collection notes signed by the transporter, and any justification available from the Company of a type to justification economic founding of the transferred debt.

Article 17-4: Indicative payment clause – Subrogation advertising

In application of Article 3-4 of the General Conditions, the Company is bound to show the Factor a copy of the invoice including the signature comprising the wording of the following note:

“To be discharged, the payment of this debt must be worded to the order of FACTOCIC subrogated in our rights within the scope of a factoring contract, and sent to FACTOCIC – TOUR FACTO 92988 PARIS LA DEFENSE CEDEX TEL: 01 46 35 74 00 RIB 11978 00001 02428310090 78.”

The company will inform its purchasers of the existence of the factoring contract by a letter whose project will be subject to the Factor. Any new purchaser will be informed before the first transfer to the Factor of the first invoices of the existence of the factoring contract by the same letter.

1

The drafts sent to the Purchasers and drawn up by the Company for covering the invoices will be payable to the Factor.

The Factor reserves the possibility, furthermore, of notifying the Company’s purchasers itself, at any time, of the existence of the factoring contract and of its role of subrogated.

Article 18 – Recovery mandate

The Company possesses an administrative structure and proven methods for management of its customer accounts and wishes to retain management of the recovery on its Purchasers.

The Factor accepts as a result to entrust it with a recovery mandate within the conditions defined below and subject to respect by the Company of its own procedures as regards recovery of which are integral parts of this contract.

18-1 Common interest and character

The mandate in this contract is stipulated in the common interest of both parties.

In this respect, the Company will receive no payment, this mandate not being free for all that, taking into account the essential commercial interest that the Company attaches to recovery on its Purchasers.

18-2 Recovery mandate

The Company is mandated by the Factor to undertake recovery of the transferred debts. For each debt, the mandate ends 100 calendar days after its due date except for application of article 18-6 below.

18-3 Diligences and General obligations of the proxy

The Company is bound to bring the recovery of the transferred debts, as with conservation of the rights pertaining to them, all the diligence normally required for management of its own debts and generally, to execute the mandate in a prudent, diligent and informed manner. Furthermore, the Company is bound to respect its recovery procedures appended here.

18-4 Report of execution of the mandate

The Company is bound to:

•                  notify the Factor without delay, by any means in writing or any other media approved by the parties, the occurrence of any event of a nature to compromise payment on the correct date of the transferred debts of an amount greater than 45,000.00 (request for prorogation, payment default on the due date, disputes, recovery or legal liquidation, etc),

•                  to inform, among other events, the Factor of any change affecting the general and special conditions governing its contractual relationships with all of its clientele.

18-5 Checks by the Factor

The Factor will have the right to undertake – or to have another company carry out – at any time a check of to ensure that the Company is complying permanently with the obligations it is liable for in application of this contract.

The Company is bound to bring all of its assistance to the Factor for implementation of these checks as well as any circularization procedures to its Purchasers. To maintain confidentiality of the operations during validity of the mandate, these circulars will be sent on Company-headed paper.

Taking into accounts the specific details of this contract, the Factor will be able, at any time, to appoint, at the cost of the Company, its auditors to check the regularity of the billings and the realities and the consistency of the debts transferred by the Company.

18-6 Revocations of the recovery mandate

18-6-1 Revocation

Revocation of the recovery mandate may take place in the following cases:

a) Revocation of the mandate following termination of the factoring contract:

The coming into effect of termination of the factoring contract may result in, for the Factor, revocation without notice of the recovery mandate.

b) Revocation for a specific reason:

Revocation of the recovery mandate, notified as stated in Article 14-1 of the general conditions, may occur in one of the following cases:

2

b-1) Revocation with notice for a specific reason:

b-1.1) Deterioration of the Company’s financial situation or any other event of a type to compromise correct execution of the mandate, in that they do not permit continuation of the contract.

b-1.2) Observation in one of the Company’s books and documents of one of the following events:

•      percentage of invoices failed for over 30 days for 3 consecutive months greater than 15% of the turnover factored each month,

•      existence of acknowledged or potential non-values (for example in particular credit notes not being the subject or rebilling, disputes) greater than 10% of the turnover transferred over 3 consecutive months, and this without prejudice of application of article 20,

b-2) Revocation without notice of the mandates:

•      on a general scale any significant or reiterated breach of the Company in its obligations and for which the Factor does not intend to override the clauses of article 12-2 of the General Conditions.

•      more specifically, the non-respect by the Company of its recovery procedures.

18-6-2: Revocation notifications:

The Factor:

•                  undertakes recovery of all of the transferred debts even subsequent to the date or revocation of the mandate,

•                  notifies without delay the Purchasers of the transfer of debts by means of subrogation by causing interdiction of paying the Company,

•                  sends the originals of the invoices to the Purchasers,

•                  increase the factoring commission rate by 0.20 points,

•                  increases the funds guarantee withdrawal rate by 5 points,

•                  withdraws 10.00 Euros exclusive of tax in set fees per invoice.

The Company:

•      is bound to put the following note in its invoices, “To be released, your payment must be made directly for the order of FACTOCIC TOUR FACTO – 18 rue Hoche – Cedex 88 - 92988 LA DEFENSE CEDEX - TEL: 01 46 35 74 00 RIB 11978 00001 02428310090 78 – who receives it by subrogation within the scope of a factoring contract and should be informed of any claim relating to this debt”.

Article 19 Putting the Factor’s guarantee into play

In case of insolvency observed by a Purchaser in the sense of Article 2 of the General Conditions, the Company will send to the Factor, within a maximum delay of 30 days from the end of its mandate, the following documents:

•                  detailed statements of the account of the Purchaser concerned,

•                  invoices, purchase orders, delivery notes and all documents singed by the Purchaser attesting to the payability of the debt,

•                  reminder letter, correspondences exchanged with the Purchaser and any other document concerning the unpaid debts and their recovery in application of the procedures appended to this contract,

•                  demanding accordance with the approved model by the parties, informing the Purchaser that if payment is not made, legal recovery of the debt will be undertaken,

•                  instrument of payment of the Purchaser returned unpaid.

If the Factor does not receive within the time-limit prescribed above, the entire dossier containing the documents mentioned above, the debts and guarantee will be definitely acknowledged as being paid, the factoring account being credited accordingly by debit of the current account.

Advance   Article 20 – Guarantee funds

rate                          It is set at 10% minimum of the outstanding inclusive of tax of the transferred debts, and will be done by debit of 10.00% on the subrogatory payments. Its minimum threshold is set at 31,000.00 Euros.

In case of investment by the Company under collective procedure or termination of the contract, the Guarantee funds will be increased by 10 points.

Article 21: Factoring commission

The rate is set at 0.430% exclusive of tax of the amount inclusive of tax of the transferred debts and the credit notes issued.

3

Commission scale

The commission rate was set in accordance with the criteria of the following table:

FMT in Euros with Turnover in KEuros inclusive of tax	1700 to 2100	2100 to 2800	Greater than 2800
2500 to 3000	0.559%	0.516%	0.495%
3000 to 4000	0.473%	0.430%	0.409%
Greater than 4000	0.439%	0.396%	0.374%

This rate will be adjusted on 1st January and on 1st July of each year, in accordance with the factored turnover, and the average unit value of the invoices transferred during the twelve months preceding the adjustment. This adjustment will have a retroactive effective on the previous six months. The first revision will take place on 01/07/11. When the reference period is less than the calendar year, the corresponding turnover is divided by the number of days left to run and multiplied by 365.

The minimum annual amount of the commission will be 10,000.00 Euros exclusive of tax.

Article 22: Financing by the Factor

By direct debit on the available amount in the current account, the Factor will issue payments payable to the Company.

Article 23: Special funding commission

Interest rate

The special funding commission rate is equal to the monthly average set up the previous month by l’EURIBOR 3 months increased by 14.0 points or, to date, 2.30 per year exclusive of tax.

Article 24: Miscellaneous commissions

Administrative fees: 300 EUROS EXCLUSIVE OF TAX

Article 25: Guarantee requests

It receives a contract start-up credit of 864 Euros with a validity of 3 months and an annual set price of 216 Euros which will be tacitly except for denunciation one month after the contract anniversary date.

Beyond these amounts, the uses will be invoiced as follows:

In case of agreement, total or partial, on the request amount

• Request comprised between 0 and 15,000 EUR	= 17.00 Euros exclusive of tax
• Request comprised between 15 and 50,000 EUR	= 27.00 Euros exclusive of tax
• Request equal or superior to 50,000 EUR	= 53.00 Euros exclusive of tax

In case of refusal

• Whatever the amount of the guarantee request	= 17.00 Euros exclusive of tax

Article 25: Specific pricing – Collection or transfer fees

Article 10-6 of the General Conditions, from now on entitled “Specific pricing – Collection or transfer fees” is completed by a §1 written as follows:

Any service from the Factor, other than those described in Article 1-1 of the General Conditions and/or priced in the Special conditions and the amendments, will be the subject of specific pricing, detailed in the company price guide or failing that in a quote subject to the approval of the Company.

Article 27 – Definancing

The debts unpaid over 30 days after their due dates will be withdrawn from the escrow account by debit from the current account. They will be the subject of a recovery and therefore be credited to the current account after effective collection of the corresponding debts.

4

Article 28 – Banks notification

The Factor will inform the Company’s bankers of the factoring contract and of its field of application. The Company is bound, for the duration of this contact, to keep the Factor informed of any new entry in relation with the banking or financing establishment, the Factor reserves all right to verification by any appropriate means, within the scope of a short-term contact.

Article 29 – Telematic Services

The methods of information of the FACTOCICNET customer site are described in the Customer guide. They operate within the scope of article 13 of the general conditions and of the software license contract. These services provide detailed information online about the Company’s accounts and about its Purchasers’ accounts. By using the FACTOCICNET customer site, the Company may download all of this information to its microcomputer and send its invoices to the Factor by file transmission.

Billing of these services is included in the monthly set price stated in the e-Pack purchase order.

Any additional information request, especially for paper editions, will be the subject of specific pricing mentioned in the company price guide in a quote subject to the approval of the Company; this payment will be debited from the current account.

Article 30: Annual Percentage Rate (APR)

30-1: Notification of the General Conditions

Article 10-3 of the general conditions (“Financing commission”) is completed by the following paragraph:

For application of the clauses in article R 313-1 of the Monetary and Financial Code, each of the parties considers that, taking into account the specific details of this contract (especially the variability of the rate and the effective base of applicable special financing commission), the annual percentage rate (APR) may not be calculated on the date of signing of the contract but a calculation indicative of the aforementioned rate is given in the special conditions.

30-2: Calculation indicative of the APR

In application of the clauses of article R 313-1 of the Monetary and Financial Code, the applicable annual percentage rate to the factoring advances is set on the date of this document at 2.60% per year.

This rate is calculated for information only on the basis of a calendar year, or 365 days (366 in leap years), by placing it, during the life of the contract, in consideration of the terms and conditions applicable to its normal functioning, and therefore within the following cases:

•                  financing on transferred debts of: 43800000 EUR (INCLUSIVE OF TAX)

•                  an average payment time-limit for Purchasers of: 45 calendar days

•                  a special financing commission rate (see article 23) of 2.30% per year

•                  a Guarantee Fund withdrawal rate (see article 20) of: 10.00%

Article 31: Documents and information to send to the Factor

The intermediate half-yearly accounting scenarios that the Company is liable to establish, copy of the reminder procedure as well as the customers/suppliers quarterly balance.

Article 32: Coming into effect of the contract

Coming into effect of the contract is subordinated on reception of the following items:

•                  sending by the Company from initial handing over of the debts for the old balance;

•                  recovery procedures of the Company set out by its legal representative as well as implementation of IT Relations – RIV, complying with the specifications of the IT Terms and Conditions.

Article 33 – Signatories

The signatories of this contract are the legal representatives of the Company and of the Factor or their duly authorized representatives. They act as proxy in respect for the party they represent of the contractual obligations incumbent on the latter.

Completed in two copies in Paris La Défense, on

20 September 2010

5

THE COMPANY	THE FACTOR
Represented by Mr. Pierre EYBRALY	Represented by Mr. Bernard SANCIER
General Manager	General Manager

Authorized stamps and signatures

[stamp]

CXR ANDERSON JACOBSON	Rue de l’omette 28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706

AMENDMENT NO. 2 TO FACTORING AGREEMENT NO. 024283

Entered into between: CXR ANDERSON JACOBSON
S.A.S. [Simplified Joint Stock Company] with capital of €1,350,000.00
Registered office: Rue de l’omette – 28410 ABONDANT
R.C.S. [Trade and Company Register] 785.754.706.001.39	hereinafter referred to as the Company;

and FACTOCIC
FACTOCIC, Public Limited Company with capital of 7,680,000 euros,
Financial Company chartered by the Committee of Credit Institutions
Registered office: Tour Facto 92988 PARIS LA DEFENSE CEDEX
R.C.S. Nanterre B 380.307.413	hereinafter referred to as the Factor;

New articles for special terms of the factoring agreement:

Preliminarily, it is stated that the Company and the Factor have agreed, as professionals, to expressly to dispense with items 1 to 5 of Article 1369-4 of the Civil Code, as well as the provisions of Article 1369-5 of that Code with respect to the conclusion of the factoring agreement, as well as the its amendments and annexes.

Article No. 34 – e-médi@t – option 3

1 – Purpose of the Service

The e-médi@t service, hereinafter referred to as “the Service,” enables the company to undertake online:

• the transfer of receivables in the form of computerized subrogation releases and

• the issuance of computerized payment orders

with complete security thanks to the use of an electronic signature by means of an electronic certificate delivered by an approved certification authority (see Decree No. 2001-272 of MARCH 30, 2001).

2 – Availability and Suspension of the Service

a)              As the Service is secured through the use of electronic signatures, its availability is subject to:

• the signing of a contract for subscribing to a level 3+ electronic certification service with one of the providers referred by the Factor,

• the legalization of a power-of-attorney for each holder of an electronic certificate, in addition to the legal representative of the Company.

The transactions consummated electronically between the Company and the Factor within the scope of the e-médi@t Service shall be validly concluded upon verification by us of the validity of your electronically signed order.

The Factor cannot guarantee the availability of the Service, which may be subject to interruptions particularly due to an interruption of the Internet network or a temporary failure of the computer equipment.

b)             The Factor may be compelled to suspend all or part of the Service in the event of:

• impairment of the operation of the factoring agreement,

• deterioration of the financial situation of the Company,

• distraint(s) or an equivalent proceeding(s) against the Company,

• cancellation of this agreement during the prior notification period.

3 – Electronic Certificate – Power-of-Attorney

The electronic certificates and powers-of-attorney must be consistent with one another to enable in all circumstances (interruption or suspension of the network or of the Service, etc.) the continuity of the operation of the factoring agreement, with, if applicable, at the the Company’s initiative, upon simple notification that will be sent to it, continuation of the performance of the factoring agreement in paper form.

The Company thus undertakes to notify the Factor within twelve working hours of any new power-of-attorney and/or any revocation of prior powers-of-attorney made by the provider of the electronic certification. Consequently, the Factor will not be held liable in the event that the Company should breach the above-mentioned provisions.

024283

4 – Details of the Option

Following the processing of two computerized subrogation releases, the Company will be dispensed from sending the invoices and supporting documents pursuant to Article No. 17. “The public and private contracts, the purchase orders, the accepted quotations, the order confirmations, the signed delivery orders, and the pick-up orders signed by the transporter must be available within the Company” of the Special Terms.

Nevertheless, the Factor may, on the basis of a random inspection system, require the transmission of certain invoices and supporting documents at any time.

If these items are not received within the time limit allowed, the Factor reserves the right to then transfer said receivables to the escrow account by debiting the current account (definancing) and/or to require transmission of the invoices and supporting documents in support of each remittance.

The billing of this service is included in the monthly flat rate indicated in the purchase order attached in annex for a maximum of 15 transactions (transaction shall be understood to mean any transmission, the signature of which has been validated by the approved provider and the recording of which has been confirmed by the Factor). The Factor may make payment, free-of-charge, by order and on behalf of the Company, of all sums due by the Company to the approved certifying beneficiary by charge to the current account of the Company, up to the date that the cancellation of the factoring agreement takes place or that the electronic certification, if applicable.

If the needs of the Company should exceed the 15 transactions included in the flat rate, each additional operation may be billed at EUR 1.90 excluding tax.

Article 35: Collection of information of a personal nature

With respect to the provisions of Law No. 78-17 of January 6, 1978, amended by the Law of August 6, 2004, relative to computerized processing, to files and to freedoms, the Factor utilizes an automated processing of personal information of the managers and of some of their agents, specifically the representatives or the attorneys-in-fact signing the subrogation releases and related documents.

Information of a personal nature is processed and retained for a purpose strictly necessary for the services rendered within the context hereof. The Factor may, however, need to transmit it to other companies of the group to which it belongs, within the scope of applicable laws or regulations. With respect thereto, the Company shall be accountable for allowing its managers and agents to transmit the information mentioned in the preceding article.

The concerned persons may request communication of their personal information and request that any inaccurate information concerning them be corrected or removed by contacting the sales department of the Factor at the address mentioned in the heading of this agreement.

The Company undertakes to inform its concerned managers and agents of the existence, the methods and the purpose of the automated processing by the Factor undertaken within the context hereof.

The other general and special terms of the agreement remain unchanged.

This amendment will take effect from the day of its signing.

Executed in two counterparts in Paris, on

ANNEX – Purchase order

THE COMPANY                                                               THE FACTOR

On September 2, 2010

Authorized Seals and Signatures

[stamp]

CXR ANDERSON JACOBSON	Rue de l’omette 28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706

CONVEYANCE OF PROFESSIONAL RECEIVABLES

Article L.313-23 to L.313-34 of The Monetary and Financial Code

Beneficiary Institution	Assignor

CICCIO	CXR ANDERSON JACOBSON
9, Place Marceau	Rue de l’omette
B.P. 9	28410 ABONDANT
28001 CHARTRES CEDEX

This schedule, subject to the provisions of Articles L.313-23 to L.313-34 of The Monetary and Financial Code, on the one hand, and to the signed special covenants, on the other hand, concerns the following receivables enumerated here. It is deemed to be endorsable.

Designation and address of the debtor	Designation of the account receivable

FACTOCIC	All amounts payable in connection with the credit balance of the current account of the factoring agreement No. 024283 CXR ANDERSON JACOBSON upon the closing of the accounts.
Public Limited Company with capital of € 7,680,000, the registered office of which is at:
Tour Kupka – 18, Rue Hoche - 92988 PARIS LA DEFENSE

Date of the assignment	Signature and seal of the assignor
[stamp]
On September 2, 2010	CXR
	ANDERSON	Rue de l’omette
	JACOBSON	28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706

CES/024283	GN09

PURCHASE ORDER corporate e-services

Corporate e-services

• e-defact	☐ € 15 Excl. Tax

Computerized and secure transmission of your invoices, supporting documents and subrogation releases.

The qualification of your customers item is available through Siretage

• e-médiat	☒ € 22 Excl. Tax

Access to the e-médiat service for the computerized management of your financing requests in real time and in a secure environment. Up to 15 monthly transactions; refer to the attached pricing for all additional transactions.

• Computerized promissory notes	☐ € 8 Excl. Tax

Financing of your CIC account within 24 hours.

Automatic e-mail to your CIC bank notifying the issuance of a promissory note and/or bank transfer is available.

• Factocic Net	☒ € 40 Excl. Tax

Requests for guarantees, access via the Internet, account and statistical queries, secure sharing of information within the company, downloading and remote transmission.

Tax exclusive total of the chosen services: 62 Excluding tax

1)  General remarks: In order to enable the company to have access to all the management information within the context of the agreement, the factor has established data communication (Internet and specific software) services, the content and the operating methods of which are described in the customer guide. Access to these services requires the use of a microcomputer. The company assumes all the relative costs, including those for telecommunications. The services can only be accessed through confidential codes and an identification code and a password, which are notified to the company upon the signing hereof.

2)  Industrial property rights – Granting of a license – All the industrial property rights and copyrights relative to the data communication services, their presentation, content, (software, visual and sound functions, articles and in general all the information appearing therein) are works protected by the Industrial Property Code and International Conventions on Copyrights, which belong exclusively to the factor, in the old, current or future versions.

Any reproduction or dissemination, in whole or in part, by any means whatever, is expressly prohibited without the written and prior consent of the Factor:

The Factor grants to the company the non-exclusive right to use its specific software mentioned in 1 above, for its own use alone and for the sole purpose of performing, within the context of the performance of the agreement, the operations described in the customer guide.

The company is obligated to respect the terms of the license agreement that is delivered to it with the software. It undertakes to return it to the Factor at the end of the agreement and to destroy all the copes that it has made of it.

3)  Liability of the Factor – The Factor cannot be held liable for the improper operation of the telephone lines, the equipment necessary for the use of the data communication services, for the use that is made of them, or for the results obtained. Furthermore, it shall have the right to interrupt or to modify the operation of the services, at any time, specifically for the purpose of maintaining their quality, reliability, security or performances. In no case can it be held liable the consequences, particularly loss of data, loss of operation or any other financial loss that would result from one of the preceding events.

4)  Confidentiality – Liability – The Factor has taken all measures for the purpose of protecting the confidentiality of the access to the information. The company undertakes to keep the access codes secret. It alone is responsible for the codes and the conservation of them, for their confidentiality and their use. The Factor cannot be held liable in case of fraudulent or improper use due to a voluntary or involuntary disclosure of any of the confidential codes attributable to the company. The latter further guarantees that it will at all times observe all the laws and regulations applicable to the use of the data communication services. It shall answer for the respect for the provisions of this article by its staff.

5) Pricing – The Company e-services are billed at the beginning of the month at the above-indicated monthly rates. They are subject to review at the beginning of each civil year.

Failure to use the e-defact and e-médiat services or to transmit your subrogation releases by computer file shall entail a billing of € 10 excluding tax per release.

Factocic

Factor of Development

Tour Facto - 92988 PARIS LA DEFENSE Cedex

Corporate e-services SUBSCRIPTION

www.factocic.fr

Company:	CXR ANDERSON JACOBSON	Seller code: 024283
Address:	Rue de l’omette	Name:	Mr. Pierre EYBRALY
Postal Code:	28410 City: ABONDANT	Function of the signatory	Assistant General Manager
Date:	September 2, 2010
Seal and signature
September 2, 2010
[signature]

POWER OF ATTORNEY

APPENDIX TO THE FACTORING CONTRACT NR. 024283  on this date 08/20/2010

I, the undersigned, Mr. Pierre EYBRALY

Born on	04/21/1954 [handwritten]

Living at the address:	66 Route Lignerolles	27810 MARCILLY / EURE [handwritten]

Acting as the General Director	Adjunct [handwritten]

of the CXR ANDERSON JACOBSON Company		with a capital of 1,350,000.00 € EUR

Simplified Limited Liability Company

With headquarters at: Rue de l’ornette – 28410 ABONDANT

hereafter referred to as “the company”

•                  considering the reference factoring contract entered into between the company and FACTOCIC, public limited company with headquarters at TOUR FACTO, 92988 PARIS LA DEFENSE, hereafter referred to as “the Factor”.

•                  delegates through this present the following authorities to

Mrs. Magali Inizan [handwritten]

living at

50 rue Albert Sarraut 78000 VERSAILLES [handwritten]

1 – Surrogate in my name and stead the Factor in the rights related to the credits of the company, sign all subrogation releases and all transfer and credit transfer deeds.

2 – Use all existing or potential accounts in the name of the company for the Factor, make all payments or withdrawals, emit and sign all debit orders.

3 – Accept, subscribe, endorse and pay all commercial papers, extend all deadlines, certify all invoices.

4 – More generally, do whatever may be deemed necessary for the complete execution of the factoring contract referred to above.

•                  I declare the Factor discharged of any and all responsibility with regard to the consequences that may result from the present mandate, that will remain valid until express revocation by certified mail to the Factor.

Made in Paris La Défense, on 08/20/2010 [handwritten]

•                  constituent’s signature preceded by the handwritten words “good for authority”

•                  constituent’s signature preceded by the handwritten words “good for acceptance”

•                  company seal

Good for authority [handwritten]		Good for acceptance [handwritten]
[stamp]
CXR
ANDERSON	Rue de l’omette
JACOBSON	28410 ABONDANT
Tel. 02 37 62 88 00 – Fax 02 37 62 88 01
R.C.S. Dreux – SIREN 785 754 706
PR		GN06